SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT 1934*


                                 RCN Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Shares, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    749361200
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               January 6, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed

     |_|  Rule 13d-1(b)

     |X|  Rule 13d-1(c)

     |_|  Rule 13d-1(d)


----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------
CUSIP No. 749361200
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               JGD Management Corp.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 3,148,936 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             3,148,936 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,148,936 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               8.7%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 749361200
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Investment Limited
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Commonwealth of the Bahamas
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 920,020 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                              920,020 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                920,020 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               2.5%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 749361200
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Capital Management, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 267,747 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             267,747 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               267,747 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.7%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 749361200
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Select, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 496,820 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             496,820 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               496,820 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.4%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 749361200
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Select Unit Trust
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 333,014 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             333,014 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               333,014 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.9%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 749361200
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Credit Opportunities Fund, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 543,438 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             543,438 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               543,438 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.5%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 749361200
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Global Value Partners, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 295,304 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             295,304 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               295,304 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.8%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1(a).     NAME OF ISSUER:
               --------------

               RCN Corporation


ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               -----------------------------------------------

               105 Carnegie Center
               Princeton, NJ  08540-6215


ITEM 2.(a),    NAME OF PERSON FILING; ADDRESS
(b) AND (c)    OF PRINCIPAL BUSINESS OFFICE; CITIZENSHIP:
               -----------------------------------------

     This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing attached hereto as Exhibit A:

     (i) JGD Management Corp. ("JGD"), a Delaware corporation, an affiliate of Dinan Management, L.L.C. ("Dinan Management"), a New York limited liability company, York Select Domestic Holdings, LLC ("York Select Domestic Holdings"), a New York limited liability company, York Select Offshore Holdings, LLC ("York Select Offshore Holdings"), a New York limited liability company, York Credit Opportunities Domestic Holdings, LLC ("York Credit Opportunities Domestic Holdings"), a New York limited liability company and York Global Value Holdings, LLC ("York Global Value Holdings"), a New York limited liability Company. JGD is also an affiliate of York Offshore Holdings, Limited ("York Offshore Limited"), a corporation of the Commonwealth of the Bahamas.

    (ii) York Investment Limited ("York Investment"), a corporation of the Commonwealth of The Bahamas.

   (iii) York Capital Management, L.P. ("York Capital"), a Delaware limited partnership.

    (iv)  York Select, L.P. ("York Select"), a Delaware limited partnership.

     (v) York Select Unit Trust ("York Select Trust"), a trust organized under the laws of the Cayman Islands.

    (vi) York Credit Opportunities Fund, L.P. ("York Credit Opportunities"), a Delaware limited partnership.

   (vii) York Global Value Partners, L.P. ("York Global Value"), a Delaware limited partnership.

     York Offshore Limited is the investment manager of York Investment.

     Dinan Management is the General Partner of York Capital.

     York Select Domestic Holdings is the General Partner of York Select.

     York Select Offshore Holdings is the investment manager of York Select
Trust.

     York Credit Opportunities Domestic Holdings is the General Partner of York Credit Opportunities.

     York Global Value Holdings is the General Partner of York Global Value.

     JGD is also filing this statement on behalf of certain other accounts ("Managed Accounts") which it manages.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               ------------------------------------

     The address of each of JGD, York Investment, York Capital, York Credit Opportunities, York Select, York Select Trust and York Global Value is:


          c/o York Capital Management
          390 Park Avenue
          New York, NY 10022

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:
               ----------------------------

               Common Shares


ITEM 2(e).     CUSIP NUMBER:
               ------------

               749361200


ITEM 4.(a),
(b) AND (c)    OWNERSHIP.
               ---------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (i)  JGD
          ---

          (a)  Amount beneficially owned: 3,148,936 shares.

          (b)  Percent of class: 8.7%.

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 3,148,936 shares.

              (ii)  Shared power to vote or direct the vote -0-.

             (iii) Sole power to dispose or direct the disposition of 3,148,936 shares.

              (iv)  Shared power to dispose or direct the disposition of -0-.


    (ii)  York Investment
          ---------------

          (a)  Amount beneficially owned: 920,020 shares.

          (b)  Percent of class: 2.5%.

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 920,020 shares.

              (ii)  Shared power to vote or direct the vote -0-.

             (iii) Sole power to dispose or direct the disposition of 920,020 shares.

              (iv)  Shared power to dispose or direct the disposition of -0-.


   (iii)  York Capital
          ------------

          (a)  Amount beneficially owned: 267,747 shares.

          (b)  Percent of class: 0.7%.

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 267,747 shares.

              (ii)  Shared power to vote or direct the vote -0-.

             (iii) Sole power to dispose or direct the disposition of 267,747 shares.

              (iv)  Shared power to dispose or direct the disposition of -0-.


    (iv)  York Select
          -----------

          (a)  Amount beneficially owned: 496,820 shares.

          (b)  Percent of class: 1.4%.

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 496,820 shares.

              (ii)  Shared power to vote or direct the vote -0-.

             (iii) Sole power to dispose or direct the disposition of 496,820 shares.

              (iv)  Shared power to dispose or direct the disposition of -0-.


     (v)  York Select Trust
          -----------------

          (a)  Amount beneficially owned: 333,014 shares.

          (b)  Percent of class: 0.9%.

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 333,014 shares.

              (ii)  Shared power to vote or direct the vote -0-.

             (iii) Sole power to dispose or direct the disposition of 333,014 shares.

              (iv)  Shared power to dispose or direct the disposition of -0-.


    (vi)  York Credit Opportunities
          -------------------------

          (a)  Amount beneficially owned: 543,438 shares.

          (b)  Percent of class: 1.5%.

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 543,438 shares.

              (ii)  Shared power to vote or direct the vote -0-.

             (iii) Sole power to dispose or direct the disposition of 543,438 shares.

              (iv)  Shared power to dispose or direct the disposition of -0-.


   (vii)  York Global Value
          -----------------

          (a)  Amount beneficially owned: 295,304 shares.

          (b)  Percent of class: 0.8%.

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 295,304 shares.

              (ii)  Shared power to vote or direct the vote -0-.

             (iii) Sole power to dispose or direct the disposition of 295,304 shares.

              (iv)  Shared power to dispose or direct the disposition of -0-.


     The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage of ownership described above is based on 36,020,850 Common Shares, outstanding on December 21, 2004, as set forth in the Form 8-A of RCN Corporation (the "Company") filed December 27, 2004, plus 115,537 Common Shares which would be received by the Reporting Persons upon conversion of 7.375% Convertible Second-Lien Notes due 2012 (Convertible Notes"), for a total of 36,136,387 Common Shares. The number of shares beneficially owned by the Reporting Persons includes the 115,537 Common Shares which would be received upon conversion of the Convertible Notes and 210,997 Common Shares (the "Contingent Shares")which have not yet been distributed by the Company pending the resolution of certain contingent obligations. It is not yet known when or if such Contingent Shares will be distributed to the Reporting Persons.


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               ---------------------------------------------------------------

     The Managed Accounts have the right to receive dividends from, or the proceeds from the sale of, the Common Shares.

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: January 14, 2005




                                         JGD Management Corp.

                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: January 14, 2005


                                         YORK INVESTMENT LIMITED

                                         By: YORK OFFSHORE HOLDINGS LIMITED


                                         By: /s/ Adam J. Semler
                                             ------------------------------
                                             Adam J. Semler
                                             Chief Financial Officer

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: January 14, 2005


                                         YORK CAPITAL MANAGEMENT, L.P.

                                         By: DINAN MANAGEMENT, L.L.C.


                                         By: /s/ Adam J. Semler
                                             ---------------------------
                                             Adam J. Semler
                                             Chief Financial Officer

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: January 14, 2005.


                                         YORK SELECT, L.P.

                                         By: YORK SELECT DOMESTIC HOLDINGS, LLC


                                         By: /s/ Adam J. Semler
                                             ---------------------------
                                             Adam J. Semler
                                             Chief Financial Officer

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: January 14, 2005


                                         YORK SELECT UNIT TRUST

                                         By: YORK SELECT OFFSHORE HOLDINGS, LLC


                                         By: /s/ Adam J. Semler
                                             ---------------------------
                                             Adam J. Semler
                                             Chief Financial Officer

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: January 14, 2005


                                         YORK CREDIT OPPORTUNITIES
                                         FUND, L.P.

                                         By: YORK CREDIT OPPORTUNITIES DOMESTIC
                                             HOLDINGS, LLC


                                         By: /s/ Adam J. Semler
                                             ---------------------------
                                             Adam J. Semler
                                             Chief Financial Officer

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: January 14, 2005


                                         YORK GLOBAL VALUE PARTNERS, L.P.

                                         By: YORK GLOBAL VALUE HOLDINGS, LLC


                                         By: /s/ Adam J. Semler
                                             ---------------------------
                                             Adam J. Semler
                                             Chief Financial Officer

                                                                       EXHIBIT A


                            AGREEMENT OF JOINT FILING
                                 RCN CORPORATION
                      COMMON SHARES, $0.01 VALUE PER SHARE


     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13G and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

     This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

     WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 14th day of January, 2005.


JGD MANAGEMENT CORP.

/s/ Adam J. Semler
-------------------------------
Adam J. Semler                             YORK SELECT UNIT TRUST
Chief Financial Officer
                                           By: YORK SELECT OFFSHORE
YORK INVESTMENT LIMITED                        HOLDINGS, LLC

By: YORK OFFSHORE HOLDINGS LIMITED
                                           By: /s/ Adam J. Semler
                                               ---------------------------
By: /s/ Adam J. Semler                         Adam J. Semler
    ---------------------------                Chief Financial Officer
    Adam J. Semler
    Chief Financial Officer
                                           YORK CREDIT
                                             OPPORTUNITIES FUND, L.P.
YORK CAPITAL MANAGEMENT, L.P.
                                           By: YORK CREDIT OPPORTUNITIES
By: DINAN MANAGEMENT, L.L.C.                   DOMESTIC HOLDINGS, LLC


By: /s/ Adam J. Semler                     By: /s/ Adam J. Semler
    ---------------------------                ---------------------------
    Adam J. Semler                             Adam J. Semler
    Chief Financial Officer                    Chief Financial Officer


YORK SELECT, L.P.

By: YORK SELECT DOMESTIC HOLDINGS, LLC


By: /s/ Adam J. Semler
    ---------------------------
    Adam J. Semler
    Chief Financial Officer


YORK GLOBAL VALUE PARTNERS, L.P.

By: YORK GLOBAL VALUE HOLDINGS, LLC


By: /s/ Adam J. Semler
    ---------------------------
    Adam J. Semler
    Chief Financial Officer